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                     September 13, 2022

       Michael Dinsdale
       Chief Financial Officer
       Plum Acquisition Corp. I
       2021 Fillmore St. #2089
       San Francisco , California 94115

                                                        Re: Plum Acquisition
Corp. I
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed April 22,
2022
                                                            File No. 001-40218

       Dear Mr. Dinsdale:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction